EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                           FIRST AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

         AVATAR SYSTEMS, INC. ("the Corporation"), a corporation organized and existing under and by virtue of the Texas Business Corporation Act, DOES HEREBY
CERTIFY:

         FIRST: The name of the Corporation is Avatar Systems, Inc.

         SECOND: The shareholders of the Corporation, at the Annual Meeting of Shareholders held on September 20, 2002 in Dallas, Texas, approved an Amendment to the Corporation's First Amended and Restated Articles of Incorporation as follows:

         Article XVI, which reads as stated below, of the Company's First Amended and Restated Articles of Incorporation is hereby deleted in its entirety from the First Amended and Restated Articles of Incorporation of the
Corporation:

                                   ARTICLE XVI

          As a Texas corporation reorganized pursuant to its Joint Plan of Reorganization dated August 21, 2000, as confirmed by order of the United States Bankruptcy Court, Northern District of Texas on September 27, 2000, the Corporation is prohibited from issuing non-equity voting securities under Section 1123(a)(6) of the United States Bankruptcy Code. If there are to be several classes of securities issued in the future, all shall possess voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, an adequate provision for the election of directors representing such preferred class in the event of default in the payment of such dividends. The provisions of this paragraph shall apply unless and until the Corporation amends, alters, changes or repeals such provisions in the manner now or hereafter set forth by the Texas Business Corporation Act or these Articles of Incorporation.

         THIRD: The number of shares of the Corporation outstanding common stock and entitled to vote on the Amendment to the First Amended and Restated Articles of Incorporation at the Annual Meeting of Shareholders held on September 20, 2002 in Dallas, Texas was 8,695,652 shares of which 8,080,777 shares voted for the Amendment, 2,893 shares voted against the Amendment and 413 shares abstained from voting; that the said Amendment has been consented to and approved by at least 66-?% of the outstanding shares of common stock of the Corporation entitled to vote thereon.

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                                                AVATAR SYSTEMS, INC.


                                                s/s Robert C. Shreve, Jr.
                                                --------------------------------
                                                Robert C. Shreve, Jr., President


STATE OF TEXAS           ss.
                         ss.
COUNTY OF DALLAS         ss.


         On September 20, 2002, personally appeared before me, a Notary Public, Robert C. Shreve, Jr. who acknowledged that he executed the above instrument in the capacity and for the purposes as noted above.


                                                --------------------------------
                                                Notary Public